RBSM LLP
5 West 37th Street, 9th Flr.
New York, NY 10018

April 29, 2008

United States Securities and Exchange Commission
Division of Corporate Finance
450 Fifth Street, N.W.
Washington, D.C. 20549

To Whom It May Concern:

We have read Item 4.01 of Form 8-K/A dated April 29, 2008 of Med X Systems, Inc. and are in agreement with the statements contained therein.  We have no basis to agree or disagree with other statements of the registrant contained in the Form 8-K/A.

Very truly yours,

/s/ RBSM LLP